Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
        `         For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

               CRIIMI MAE DECLARES PREFERRED CASH DIVIDEND PAYMENT

   Announces Increased Loss Estimates and Senior Management Appointment

ROCKVILLE, MD, March 5, 2003 - CRIIMI MAE Inc. (NYSE:CMM) today announced that the Board of Directors has declared the payment on March 31, 2003 of the dividends previously deferred for the second quarter of 2002 on its Series B, F and G Preferred Stock. Holders of record of Series B, F and G Preferred Stock on March 17, 2003 will receive $0.68 per Series B share, $0.30 per Series F share and $0.375 per Series G share in cash.

The Company's financing, in place prior to January 23, 2003, restricted preferred and common cash dividends. Now, under its new, more flexible financing arranged as part of the January 23 recapitalization, CRIIMI MAE may pay cash dividends to preferred and common shareholders.

Furthermore, unlike most other real estate investment trusts (REITs), CRIIMI MAE has the added financial flexibility of deciding either to distribute or retain its net cash flows as a result of its net operating loss (NOL) carry forwards. The Company can use its retained net cash flows for acquisitions, liquidity, hedging activities, or general working capital purposes.

"We are currently retaining a substantial portion of net cash flows, rather than distributing them, to strengthen the Company's foundation for growth," said Chief Executive Officer and President Barry S. Blattman.

The dividend payments on Series B, F and G total approximately $1.7 million per quarter. The Company has deferred and accrued quarterly dividend payments on the preferred issues beginning with the second quarter of 2002. After the payment of dividends announced today, these deferred and accrued dividends will total approximately $5.2 million at the end of the March 31, 2003 quarter.

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Increased Impairment Charge

The Company expects to increase its estimated losses over the life of its commercial mortgage-backed securities (CMBS) portfolio from $448 million to approximately $500 million. As a result, CRIIMI MAE will announce an impairment charge to earnings for the 4th quarter of 2002 when the Company reports year-end results during the week of March 24.

Commented Mr. Blattman: "This higher estimate of losses is warranted by difficult conditions in the commercial real estate market, particularly the hotel sector, and the estimate is in the range of expectations held by Brascan Real Estate Finance Fund when CRIIMI MAE was recapitalized in January. The projected cash flows from CRIIMI MAE's CMBS portfolio and other assets are well in excess of the amount needed to cover the preferred dividends and provide funds for other aspects of our business, including acquisitions, hedging activities or the maintenance of liquidity."

For 2003, CRIIMI MAE estimates that cash generated by its assets, including its retained portfolio of CMBS (BB+ through unrated) with a face amount of $1.2 billion and a weighted average coupon of 5.1% as of January 31, 2003, will range from approximately $65 million to $70 million.

Senior Management Appointment

CRIIMI MAE has also strengthened its senior management team with the appointment of Craig M. Lieberman to the newly-created position of Senior Vice President-Chief Portfolio Risk Officer. Mr. Lieberman is responsible for efforts to maximize the value of the Company's CMBS portfolio. He oversees all of the Company's servicing operations and will initially focus on developing new, more accelerated workout strategies for loans in special servicing.

Mr. Lieberman brings with him more than 14 years of experience in structured finance and commercial real estate as a Director of Commercial Mortgage Backed Securitization for First Union Securities and as a partner in a law firm focusing on securities offerings and work-outs of distressed commercial real estate.

CRIIMI MAE Inc. is a commercial mortgage company based in Rockville, Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $17 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of subordinated CMBS. It also originated commercial real estate mortgages, pooled and securitized commercial mortgages and executed three of the commercial real estate industry's earliest resecuritization transactions.

For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202)
546-6451, e-mail pastore@ix.netcom.com

Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the management changes will result in growth or other benefits to the Company or its shareholders; whether the Company's estimated losses over the life of its CMBS portfolio will be equal to or no greater than $503 million; whether the Company will be able to continue to pay any dividends on the Series B, F and G Preferred Stock; whether retention of the Company's net cash flows, rather than distributing them to shareholders, will result in growth of the Company or other benefits to shareholders; whether the Company will be allowed to continue to utilize its net operating losses; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity and its ability to pay dividends; whether the Company's projected cash flows will be realized and adequate to cover dividend payments, acquisitions, hedging and liquidity; general economic conditions, restrictive covenants and other restrictions under existing operative documents evidencing the Company's outstanding secured borrowings (including the repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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